Exhibit 10.1

FORM OF

CONTINGENT VALUE RIGHTS AGREEMENT

THIS CONTINGENT VALUE RIGHTS AGREEMENT, dated as of [    ], 202[ ] (this “Agreement”), is entered into by and between Zymeworks Inc., a Delaware corporation (“Parent”), and [    ], a [    ], as Rights Agent.

RECITALS

WHEREAS, Parent, Theravance Biopharma, Inc., an exempted company with limited liability incorporated under the laws of the Cayman Islands (the “Company”), and Zymeworks Merger Sub I, an exempted company with limited liability incorporated under the laws of the Cayman Islands and a wholly owned subsidiary of Parent (“Merger Sub”), have entered into the Agreement and Plan of Merger, dated as of June 28, 2026 (as it may be amended or supplemented from time to time pursuant to the terms thereof, the “Merger Agreement”), pursuant to which Merger Sub will merge with and into the Company with the Company surviving (the “Merger”) as a wholly owned subsidiary of Parent, on the terms and subject to the conditions set forth therein; and

WHEREAS, as an integral part of the consideration of the Merger, pursuant to and subject to the terms and conditions set forth in the Merger Agreement, holders of Ordinary Shares issued and outstanding immediately prior to the Effective Time (other than Canceled Shares and the Dissenting Shares, in each case, as defined in the Merger Agreement), including holders of Company Options, Company RSU Awards and Company PSU Awards will be entitled to receive a right to contingent payments (as set forth in the Merger Agreement), subject to and in accordance with the terms of this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the consummation of the transactions referred to above, Parent and Rights Agent agree, for the equal and proportionate benefit of all Holders (as hereinafter defined), as follows:

ARTICLE I

DEFINITIONS; CERTAIN RULES OF CONSTRUCTION

Section 1.1 Definitions. Capitalized terms used in and not otherwise defined in this Agreement will have the meanings given to such terms in the Merger Agreement. As used in this Agreement, the capitalized terms below have the following meanings:

“Acting Holders” means, at the time of determination, Holders of not less than a majority of the outstanding CVRs, as set out in the CVR Register.

“Affiliate” means, with respect to any Person, any other Person that is directly or indirectly, controlling, controlled by, or under common control with, such Person. For this purpose, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of voting securities, by contract, or otherwise.

“Assignee” has the meaning set forth in Section 6.3(a).

“Business Day” means any day other than a Saturday or Sunday and other than a day on which banks are required or authorized to close in the Cayman Islands, San Francisco, California or Ireland.

“Change of Control” means, with respect to a Person, directly or indirectly, (a) a consolidation, merger or similar business combination involving such Person in which (i) such person is not the surviving entity or (ii) the holders of voting securities of such Person immediately prior thereto are holders of less than fifty percent (50%) of the voting securities of the surviving Person immediately after such transaction, (b) a sale or other disposition of all or substantially all of the assets of such Person on a consolidated basis in one transaction or a series of related transactions, or the (c) acquisition of beneficial ownership by any Person or group of more than fifty percent (50%) of the outstanding voting securities of such Person.

“Cover” means, with respect to any Patent and the subject matter at issue, that, but for a license granted under such Patent Right, the manufacture, use, sale, offer for sale or importation of such subject matter would infringe a claim in such Patent, or, in the case of a Patent that has not issued, would infringe a claim in such Patent application if such application were to issue as a patent.

“CVRs” means the rights of Holders to receive contingent cash payments pursuant to this Agreement.

“CVR License Proceeds” means eighty percent (80%) of any Net License Proceeds.

“CVR Payment Amount” means (a) in respect of any CVR License Proceeds to be paid by Parent or any of its Affiliates (including the Surviving Company) to any given Holder per CVR, the amount of (i) such CVR License Proceeds, divided by (ii) the total number of CVRs outstanding as of the close of business on the date of the applicable Payment Notice, (b) in respect of the First Commercial Sale Milestone, the First Commercial Sale Milestone Payment and (c) in respect of any Royalties to be paid by Parent or any of its Affiliates (including the Surviving Company) to any given Holder per CVR, the amount of (i) such Royalties, divided by (ii) the total number of CVRs outstanding as of the close of business on the date of the applicable Payment Notice; provided that, to the extent a CVR Payment Date will occur more than five (5) years after the Effective Time, the total number of CVRs outstanding as of the close of business on the relevant date for purposes of prong (a), (b) and (c) shall exclude any Equity Award CVRs that are ineligible for such payments due to the Section 409A Condition.

“CVR Payment Date” means (a) with respect to any CVR License Proceeds, no later than thirty (30) days after (i) the Closing Date, if a CVR Product License has been executed prior to such date and License Proceeds were actually paid to Parent or its Affiliates (including the Surviving Company) prior to the Closing Date and (ii) the end of a calendar quarter in which Parent or any of its Affiliates were actually paid any License Proceeds, (b) with respect to the First Commercial Sale Milestone Payment, no later than thirty (30) days after the First Commercial Sale Milestone occurs, and (c) with respect to the Royalties, no later than thirty (30) days after the end of each calendar quarter during the Royalty Term.

“CVR Product” means any therapeutic product that contains ampreloxetine or any salt, ester, prodrug, metabolite, solvate, polymorph, free-base, hydrate, or isomer thereof, including all forms, presentations, doses, or formulations of the foregoing.

“CVR Product License” means a license, sublicense, sale, transfer, divestiture, disposition or other monetization transaction of any CVR Product for use for any indication in any country, or any rights (including intellectual property) related thereto (a “Disposition”), entered into with a third party prior to the License Expiration Date; provided that a CVR Product License does not include any Contract providing for (a) the mere right to distribute or purchase the CVR Product from Parent or its Affiliates, (b) third-party subcontractors that act on behalf of Parent or its Affiliates in the supply chain or that perform discrete services on behalf of Parent or its Affiliates, (c) any license or sublicense granted by Parent or its Affiliates to settle any litigation or a dispute in connection with which no license fee royalty, upfront, milestone or other similar payments for rights to exploit the applicable Intellectual Property is paid or payable, or (d) compulsory licenses to the extent required by any Governmental Entity (it being understood with respect to the inclusion of a “sale” in this definition that in certain circumstances such a transaction could create financial concerns for Parent that may cause it to exercise its right not to consent to such transaction).

“CVR Register” has the meaning set forth in Section 2.3(b).

“DTC” means The Depository Trust Company or any successor thereto.

“Equity Award CVR” means a CVR issued to a Holder in respect of a Company Equity Award.

“Final Determination” means with respect to (a) United States federal income Taxes, a “determination” within the meaning of Section 1313(a) of the Code or execution of an Internal Revenue Service Form 870-AD and (b) Taxes other than United States federal income Taxes, any final determination of liability in respect of a Tax that, under applicable Law, is not subject to further appeal, review or modification through proceedings or otherwise (including the expiration of a statute of limitations or a period for the filing of claims for refunds, amended returns or appeals from adverse determinations).

“First Commercial Sale” means, with respect to a CVR Product, the first bona fide sale in an arm’s length transaction in a country to a third party by or on behalf of Parent or any of its Affiliates (but not by or on behalf of the counterparty to any CVR Product License or any of its Affiliates exercising rights under such CVR Product License) following receipt of approval from the applicable Governmental Authority to market and sell such CVR Product in such country, including, where required as a legal prerequisite to sale, applicable pricing and reimbursement approvals. For the avoidance of doubt, a first sale for compassionate use or named patient program sales, for use in clinical trials or other research and development activities, as samples, or for testing, validation or regulatory purposes, or supply that is made free of charge, by donation, or at or below cost, shall not constitute a First Commercial Sale for purposes of this Agreement.

“First Commercial Sale Milestone” means the First Commercial Sale of any CVR Product in any Major Market; provided that such sale occurs on or prior to the License Expiration Date.

“First Commercial Sale Milestone Payment” means $[___]1 per CVR.

“Holder” means a Person in whose name a CVR is registered in the CVR Register at the applicable time.

“License Expiration Date” means the date that is ten (10) years after the Closing Date.

“Major Market” means any of the United States, United Kingdom, Spain, France, Germany and Italy.

“Net License Proceeds” means any consideration that is actually paid to Parent or any of its Affiliates in connection with the CVR Product License, without duplication, including upfront, milestone, royalty, and other similar payments but excluding any consideration specifically identified by the counterparty to such CVR Product License or any of its Affiliates as payment to reimburse Parent or its Affiliates for costs incurred under the CVR Product License for research and development services or patent prosecution (“License Proceeds”), net of Permitted Deductions. For clarity, in no event will a Change of Control of Parent or its Affiliates be deemed to create or result in Net License Proceeds unless at the time of such Change of Control, the CVR Product represents all or substantially all of the assets or business of the Parent or the applicable Affiliate.

“Net Sales” means, with respect to any CVR Product, the gross amount invoiced for such CVR Product by or on behalf of Parent or any of its Affiliates (but not by or on behalf of the counterparty to any CVR Product License or any of its Affiliates exercising rights under such CVR Product License) to a third party, less the following deductions actually incurred, allowed, paid and accrued, to the extent with respect to such CVR Product, in each case, by Parent or its applicable Affiliates as calculated in accordance with GAAP:

(a) trade, cash and quantity discounts, cash and non-cash coupons, and chargeback payments and rebates granted to trade customers, managed health care organizations, pharmaceutical benefit managers, group purchasing organizations, or federal, state, or local Governmental Authorities;

(b) credits, allowances and chargebacks for claims, spoiled, damaged or outdated goods, rejections or returns, including product returned in connection with recalls or withdrawals;

(c) Taxes (other than income Taxes) levied directly or indirectly on the sale, export or import, including VAT (net of any reimbursement of VAT actually received);

(d) actual freight and insurance costs incurred, but not reimbursed by customers, in transportation to customers;

[1]	Note to Draft: To be $50 million in the aggregate for the total number of CVRs.

(e) any fees or other charges that become due in connection with any healthcare reform, change in government pricing or discounting schemes, or other action of a Governmental Authority, including that portion of the annual fee on prescription drug manufacturers imposed by the Patient Protection and Affordable Care Act, Pub. L. No. 111-148 or similar sales-based fees adopted in the future, in each case, to the extent reasonably allocable to sales of the applicable product; and

(f) amounts that are written off as uncollectible in accordance with the accounting procedures of the applicable Seller; provided that if any such written-off amounts are subsequently collected, such collected amounts shall be included in Net Sales in the period in which they are subsequently collected.

For the avoidance of doubt, if a single item falls into more than one of the categories set forth in clauses (a)-(f) above, such item may not be deducted more than once. Unless otherwise specified herein, Net Sales shall be calculated in accordance with GAAP.

Sales of the applicable CVR Product by a Parent to any of its Affiliates for subsequent resale by such Affiliate (or vice versa) to a third party will not be a sale for purposes of “Net Sales.” Net Sales shall include any monetary damages from a third party in an action brought for such third party’s infringement of any Patents that Cover any CVR Product, less any out-of-pocket, unreimbursed expenses incurred by the Parent or any of its Affiliates in bringing such action.

The supply of CVR Product as samples for charitable or promotional purposes, for use in non-clinical studies or clinical trials or any test or other studies reasonably necessary to comply with any applicable Laws, or other instances that are otherwise normal and customary in the industry, including “treatment IND sales,” “named patient sales,” “compassionate use sales” and other sales as part of an expanded access program, shall not be included in the computation of Net Sales. In the case of any non-cash consideration received by Parent or its Affiliates (as applicable) for sale of a Product, the amount included in Net Sales shall be the fair market value of such non-cash consideration.

“Officer’s Certificate” means a certificate signed by the chief executive officer, president, chief financial officer, or other Person duly authorized to act on behalf of Parent for such purpose or for any general purpose.

“Permitted Deductions” means the sum, without duplication, of the following costs or expenses:

(a) any documented Ampreloxetine Royalty Payments (as defined in the RP Agreement) actually paid by Parent or any of its Affiliates (including the Surviving Company) to Royalty Pharma Investments 2019 ICAV or any successor or assignee thereof pursuant to the RP Agreement to the extent solely with respect to the CVR Product with respect to which the applicable License Proceeds are payable;

(b) any applicable Taxes (including any applicable value added or sales Taxes) imposed on the CVR Product License or with respect to the License Proceeds (and which are either imposed on Parent, the Company or their Affiliates or otherwise reduce the amount of License Proceeds received by Parent, the Company or their Affiliates) that would not have been incurred by Parent, the Company or their Affiliates but for (i) the consummation of the CVR Product License, (ii) the License Proceeds having been received or accrued by the Company, the Surviving Company or its or their applicable subsidiaries or (iii) in connection with the distribution of the License Proceeds to Parent for the performance of its obligations under this Agreement (in each case, regardless of the due date of such Taxes); provided that for purposes of calculating income Taxes payable by Parent, the Company or their Affiliates in respect of the License Proceeds, such income Taxes shall be calculated without taking into account any net operating losses or other tax attributes (including Tax credits and capital loss carryovers) or any deductions generated by Parent, the Company or any of their Affiliates at any time before or following the Closing, other than, in each case, (x) any Tax basis that Parent, the Company or their Affiliates may have in the rights or assets licensed pursuant to a CVR Product License that is available for offset against the License Proceeds or (y) any Tax attributes generated by a Permitted Deduction otherwise taken into account under this Agreement;

(c) any reasonable and documented unreimbursed out-of-pocket costs and expenses directly incurred in good faith solely in the Disposition of such CVR Product and actually paid by Parent or any of its Affiliates (including the Surviving Company) to a third party during the term of this Agreement, including research and development costs for such CVR Product, costs of required technology transfer activities for such CVR Product pursuant to the CVR Product License, costs in respect of head licenses for sublicensed technology that claims, covers or is otherwise incorporated in such CVR Product, and prosecution, maintenance, or enforcement by Parent or any of its Affiliates of Intellectual Property that covers claims or is otherwise used with such CVR Product, but excluding any costs related to a breach of this Agreement by Parent or any of its Affiliates, including costs incurred in litigation in respect of the same;

(d) any reasonable and documented unreimbursed out-of-pocket costs and expenses directly incurred in good faith solely in compliance with Parent’s or its Affiliates’ obligations under the CVR Product License in respect of such CVR Product and actually paid by Parent or any of its Affiliates (including the Surviving Company) to the counterparty to the applicable CVR Product License during the CVR Period; and

(e) any reasonable and documented unreimbursed out-of-pocket costs and expenses directly incurred in good faith solely in negotiation of or entering into any CVR Product License with respect to such CVR Product and actually paid by Parent or any of its Affiliates to a third party including any representative’s fee, rights agent fee, brokerage fee, finder’s fee, opinion fee, success fee, transaction fee, service fee, legal fees, or other fee, commission or expense owed to any broker, finder, investment bank, auditor, accountant, counsel, advisor or other third party in relation thereto, but excluding any costs related to a breach of this Agreement by Parent or any of its Affiliates, including costs incurred in litigation in respect of the same.

For the avoidance of doubt, notwithstanding anything to the contrary herein, Permitted Deductions shall not include, and no amount shall be deducted from License Proceeds in respect of, any (a) indirect, overhead, general or administrative costs or expenses; (b) internal costs of Parent or any of its Affiliates, including salaries, wages, benefits, bonuses or other compensation of any employee, officer or director; (c) allocated, apportioned or imputed costs of any kind; (d) depreciation, amortization or other non-cash charges; (e) cost or expense not actually paid in cash to a bona fide third party that is not an Affiliate of Parent; or (f) cost or expense incurred in connection with any product or service other than the applicable CVR Product.

“Permitted Transfer” means a transfer of CVRs (a) upon death of a Holder by will or intestacy; (b) made by instrument to an inter vivos or testamentary trust in which the CVRs are to be passed to beneficiaries upon the death of the trustee; (c) made pursuant to a court order; (d) made by operation of law (including by consolidation or merger) or without consideration in connection with the dissolution, liquidation or termination of any corporation, limited liability company, partnership or other entity; or (e) in the case of CVRs held in book-entry or other similar nominee form, from a nominee to a beneficial owner and, if applicable, through an intermediary, or from such nominee to another nominee for the same beneficial owner, to the extent allowable by DTC.

“Regulatory Authority” means, with respect to a particular country, the Governmental Authority(ies) responsible for granting approval for the commercial marketing and sale (including pricing and reimbursement approval) of a drug product, including U.S. Food and Drug Administration (or any successor thereto) in the U.S.

“Regulatory Exclusivity” means any exclusive marketing rights or data exclusivity rights conferred by any Regulatory Authority with respect to a CVR Product other than Patents, including rights conferred in the U.S. under the Hatch-Waxman Act or the FDA Modernization Act of 1997 (including pediatric exclusivity), and rights similar thereto outside the U.S.

“Rights Agent” means the Rights Agent named in the first paragraph of this Agreement, until a successor Rights Agent will have become such pursuant to the applicable provisions of this Agreement, and thereafter “Rights Agent” will mean such successor Rights Agent.

“Royalties” means the product obtained by multiplying (1) ten percent (10%) by (2) the aggregate amount of Net Sales of the CVR Products during the applicable period.

“Royalty Term” means, on a country-by-country basis and CVR Product-by-CVR Product basis, the period commencing on the First Commercial Sale of such CVR Product in such country and continuing until the later of (i) the expiration of the last-to-expire Patent (which has not been held invalid or unenforceable by a patent office, court or other Governmental Authority of competent jurisdiction in an unappealable decision or unappealed decision within the time allowed for appeal) that Covers such CVR Product in such country; (ii) the expiration of any Regulatory Exclusivity for such CVR Product in such country; or (iii) the tenth (10th) anniversary of the First Commercial Sale of such CVR Product in such country.

“RP Agreement” means that certain Equity Purchase and Funding Agreement, dated as of July 13, 2022, by and between Theravance Biopharma, Inc. and Royalty Pharma Investments 2019 ICAV, as amended, modified, or supplemented.

“Section 409A Condition” has the meaning ascribed to it in Section 2.1 of this Agreement.

“United States” means the United States of America and its territories and possessions.

Section 1.2 Interpretation. When reference is made in this Agreement to an Article, Exhibit, Schedule or Section, such reference shall be to an Article, Exhibit, Schedule or Section of this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein,” “hereby” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant thereto unless otherwise defined therein. Words of any gender include each other gender and neuter genders and words using the singular or plural number also include the plural or singular number, respectively. Any Contract or Law defined or referred to herein means such Contract or Law as from time to time amended, modified or supplemented, including (in the case of Contracts) by waiver or consent and (in the case of Laws) by succession or comparable successor statutes and references to all attachments thereto and instruments incorporated therein. The word “or” shall not be exclusive. With respect to the determination of any period of time, “from” means “from and including.” The word “will” shall be construed to have the same meaning as the word “shall.” Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. The word “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.” References to “dollars” or “$” are to United States dollars. Any deadline or time period set forth in this Agreement that by its terms ends on a day that is not a Business Day shall be automatically extended to the next succeeding Business Day. References to written consent of a party in this Agreement shall include email.

ARTICLE II

CONTINGENT VALUE RIGHTS

Section 2.1 CVRs. In accordance with the Merger Agreement and pursuant to the Merger, each Holder is entitled to one CVR for (a) each Ordinary Share, (b) each Ordinary Share underlying a Company Option that is converted into the right to receive the Merger Consideration in accordance with Section 2.2(b)(i) of the Merger Agreement, (c) each Ordinary Share underlying a Company RSU Award that is converted into the right to receive the Merger Consideration in accordance with Section 2.2(b)(ii) of the Merger Agreement and (d) each Ordinary Share underlying a Company PSU Award that is converted into the right to receive the Merger Consideration in accordance with Section 2.2(b)(iii) of the Merger Agreement. Each CVR represents the right of a Holder to receive the CVR Payment Amount in accordance with this Agreement. Notwithstanding anything in this Agreement or the Merger Agreement to the contrary, solely to the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A of the Code, Holders of Equity Award CVRs shall not be eligible to receive CVR Payment Amounts that are payable on any CVR Payment Date that will occur more than five (5) years after the Effective Time, in accordance with Treasury Regulation section 1.409A-3(i)(5)(iv)(A) (the “Section 409A Condition”). Equity Award CVRs shall cease to be outstanding if and when they become ineligible to accrue CVR Payment Amounts due to the Section 409A Condition.

Section 2.2 Nontransferable. The CVRs may not be sold, assigned, transferred, pledged, encumbered, or in any other manner transferred or disposed of, in whole or in part, other than through a Permitted Transfer. Any attempted sale, assignment, transfer, pledge, encumbrance or disposition of CVRs, in whole or in part, in violation of this Section 2.2, shall be void ab initio and of no effect.

Section 2.3 No Certificate; Registration; Registration of Transfer; Change of Address.

(a) The CVRs will not be evidenced by a certificate or other instrument.

(b) The Rights Agent, acting solely for this purpose as a non-fiduciary agent of Parent, will keep a register (the “CVR Register”) for the purpose of recording the names and addresses of the applicable Holders, as well as transfers of CVRs as herein provided. The entries in the CVR Register shall be conclusive absent manifest error, and Parent and the Rights Agent shall treat each Person whose name is recorded in the CVR Register pursuant to the terms hereof as a Holder hereunder for all purposes of this Agreement. The CVR Register shall be available for inspection by the Parent at any reasonable time and from time to time upon reasonable prior notice. The Rights Agent is hereby initially appointed the CVR registrar (the “CVR Registrar”) for purposes of registering CVRs and Permitted Transfers of CVRs as provided for herein. Upon any change in the identity of the Rights Agent, the successor Rights Agent will automatically also become the successor CVR Registrar. The CVR Register will initially show one position for Cede & Co. representing all of the Ordinary Shares held by DTC on behalf of the street holders of the Ordinary Shares held by such holders as of immediately prior to the Effective Time. The Rights Agent will have no responsibility whatsoever directly to the street name holders with respect to transfers of CVRs.

(c) Subject to the restrictions on transferability set forth in Section 2.2, every request made to transfer a CVR must be in writing and accompanied by a written instrument of transfer (i) in a form reasonably satisfactory to the Rights Agent pursuant to its guidelines, (ii) that is duly executed by the Holder thereof or the Holder’s attorney duly authorized in writing, the Holder’s personal representative or the Holder’s survivor, and (iii) that sets forth in reasonable detail the circumstances relating to the transfer. Upon receipt of such written notice, the Rights Agent will, subject to its reasonable determination that the transfer instrument is in proper form and the transfer otherwise complies with the other terms and conditions of this Agreement (including the provisions of Section 2.2), register the transfer of the CVRs in the CVR Register. The Rights Agent shall not be obligated to undertake any action with respect to the transfer of the CVRs until it shall have been provided with such additional information or material as it may reasonably require to determine that the transfer complied with the terms and conditions of this Agreement. Parent and Rights Agent may require payment of a sum sufficient to cover any stamp or other similar Tax or governmental charge that is imposed in connection with any such registration of transfer, unless such Holder has demonstrated to the reasonable satisfaction of Parent and Rights Agent that any such Tax or charge has been paid or is not applicable. All duly transferred CVRs registered in the CVR Register will be the valid obligations of Parent, evidencing the same right and will entitle the transferee to the same benefits and rights under this Agreement, as those previously held by the transferor. No transfer of a CVR will be valid until registered in the CVR Register, and any transfer not duly registered in the CVR Register will be void and invalid.

(d) A Holder may make a written request to the Rights Agent to change such Holder’s address of record in the CVR Register. The written request must be duly executed by the Holder. Upon receipt of such written notice, the Rights Agent will promptly record the change of address in the CVR Register.

Section 2.4 No Diligence Obligations. The Rights Agent (on behalf of itself and on behalf of the Holders) acknowledges that (i) Parent makes (x) no guarantees or promises that any License Proceeds or Royalties will become payable or be paid to Parent or its Affiliates at all or by any specific date, or that any CVR Product License will be executed, or that the First Commercial Sale Milestone will occur, and (y) no statements, assessments, or predictions have been made or are being provided, and no reliance on any statements, assessments, or predictions should be made, in any case regarding (A) the likelihood of any CVR Product License being executed prior to the License Expiration Date, that the First Commercial Sale Milestone will occur or that there will be any Net Sales or (B) even if a CVR Product License is executed prior to the License Expiration Date, that any License Proceeds will become payable or be paid to Parent or its Affiliates (ii) there is no assurance that the Holders will receive any payment under this Agreement, including as described under Section 2.5, unless, and if and only if, (1) both a CVR Product License is executed prior to the License Expiration Date and Parent or any of its Affiliates actually receive payment of any License Proceeds or (2) the First Commercial Sale Milestone occurs, (iii) Parent has not prior to the date hereof, promised or projected any amounts to be received by the Holders in respect of any payments described in Section 2.5 and no statements of Parent, that have been, or may be, made, may, or will, be construed as Parent making any such promise or projection, (iv) (A) except as otherwise expressly set forth herein or in the Merger Agreement, none of the Rights Agent and any Holder is relying on or has relied on any promises, projections, representation or warranty of any kind or other information, documents or materials (or absence thereof), or will rely on any promises, projections, representation or warranty of any kind or other information, documents or materials (or absence thereof), in respect of any payments described in Section 2.5, including with respect to the operation of the Surviving Company’s business following the Closing Date, (B) Parent shall have the right to, or not to, own, operate, use, (sub)license, research, develop, commercialize and otherwise practice, use and exploit the assets of the Surviving Company’s business in any way that Parent deems appropriate in its sole business judgment, (C) neither Parent nor any of its Affiliates shall have any obligation to make any particular level of efforts or engage in any particular or specific activities in connection with the ownership of the Surviving Company or any other Person relevant to any License Proceeds or the CVR Product, or with respect to executing a CVR Product License or otherwise, and (D) Parent does not have any obligation, express or implied, to research, develop, manufacture, commercialize, or otherwise practice, use or exploit the assets of the Surviving Company’s business, in any manner, including in order to make, maximize or expedite the payments described in Section 2.5. Except as otherwise expressly set forth herein or in the Merger Agreement, the Rights Agent (on behalf of itself and on behalf of the Holders) hereby (1) disclaims reliance on any such promises, projections, representations, warranties or other information, documents or materials (or absence thereof), (2) understands and agrees that no such promises, representations, warranties, projections and other information, documents and materials (or absence thereof) have been, or will be, made by Parent, (3) acknowledges and agrees that the CVRs and the possibility of any payment hereunder with respect thereto are highly speculative and subject to numerous factors outside of the control of Parent or its Affiliates, and there is no assurance that Holders will receive any payments under this Agreement or in connection with the CVRs and (4) acknowledges and agrees that this Section 2.4 is an essential and material term of this Agreement.

Section 2.5 Payment Procedures; Notices.

(a) On or prior to each CVR Payment Date (if any), Parent shall (i) deliver to the Rights Agent (x) a written notice (A) indicating that the Holders are entitled to receive a payment of CVR License Proceeds, the First Commercial Sale Milestone Payment, or Royalties (as applicable), (B) in respect of a payment of CVR License Proceeds, including the amount of License Proceeds actually paid to Parent or its Affiliates in the calendar quarter prior to such CVR Payment Date and a calculation of Net License Proceeds for such calendar quarter and (C) in respect of a payment of Royalties, including the amount of Net Sales for the CVR Products during the applicable calendar quarter and a calculation of the Royalties related thereof (a “Payment Notice”) and (y) an Officer’s Certificate certifying the date of receipt of the CVR License Proceeds by Parent or any of its Affiliates, or the First Commercial Sale Milestone, (as applicable) and that the Holders are entitled to receive the applicable CVR License Proceeds, the First Commercial Sale Milestone Payment or Royalties (as applicable) and (ii) in accordance with Section 4.2, transfer to the Rights Agent the CVR Payment Amount then due and payable to each Holder. Notwithstanding anything to the contrary set forth herein, Parent shall, (I) or shall cause the Surviving Company to, pay the applicable CVR Payment to each holder of Equity Award CVRs through the Surviving Company’s or its Affiliates (including Parent’s or any of its Affiliates’) payroll system or any successor system for former employees, subject to Section 2.5(c) of this Agreement and (II) not be required to make any payments hereunder if no CVR Product License has been executed on or prior to the License Expiration Date or if no License Proceeds are actually paid to Parent or its Affiliates, or the First Commercial Sale Milestone does not occur, or pay any CVR License Proceeds with respect to License Proceeds or Royalties, respectively, for which CVR License Proceeds or Royalties (as applicable) have already been paid.

(b) The Rights Agent will promptly, and, in any event, within ten (10) Business Days of receipt of any Payment Notice (each such date, a “Payment Notice Date”), send each Holder at its registered address a copy of the applicable Payment Notice. At the time the Rights Agent sends a copy of such Payment Notice to each Holder, the Rights Agent will also pay the applicable CVR Payment Amount to each Holder (other than amounts due to Holders in respect of Equity Award CVRs, which shall be paid in accordance with Section 2.5(a) and Section 2.5(c)), with each Holder receiving, subject to this Section 2.5(b), the CVR Payment Amount. The CVR License Proceeds, Royalties and First Commercial Sale Milestone Payment payable under this Agreement shall be paid in United States Dollars by check mailed to the address of each Holder as reflected in the CVR Register as of the close of business on the last Business Day prior to such Payment Notice Date.

(c) Parent or any of its Affiliates (or the Surviving Company or applicable successor in the case of payments in respect of Equity Award CVRs) shall be entitled to deduct and withhold, or cause the Rights Agent to deduct and withhold, from any CVR Payment Amount such amounts as may be required to be deducted and withheld therefrom under applicable Tax Law or other applicable Law, as may reasonably be determined by Parent or the Rights Agent;

provided that with respect to payments in respect of Equity Award CVRs, any such withholding shall be made, or caused to be made, by Parent through the Surviving Company’s or its Affiliates’ payroll system, as relevant, or any successor payroll system. Prior to making any such Tax withholdings or causing any such Tax withholdings to be made with respect to any Holder (other than amounts due to Holders in respect of Equity Award CVRs), Parent shall instruct the Rights Agent to, and upon receipt of such instruction the Rights Agent shall, solicit IRS Forms W-9 or an applicable IRS Form W-8, or any other appropriate forms, from Holders within a reasonable amount of time in order to provide the opportunity for the Holder to provide such forms (or any other necessary Tax forms) in order to mitigate or reduce such withholding. Parent or its Affiliates (or the Surviving Company or applicable successor in the case payments in respect of Equity Award CVRs) shall, or shall cause the Rights Agent to, take all action that may be necessary to ensure that any amounts withheld in respect of Taxes are timely remitted to the appropriate Governmental Entity. To the extent any amounts are so deducted and withheld and remitted to the appropriate Governmental Entity, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of whom such deduction and withholding was made. At such times required by applicable Law, Parent or the Rights Agent, Parent (or the Company or applicable successor in the case of payments in respect of Equity Award CVRs) shall use commercially reasonable efforts to deliver (or shall cause the Rights Agent to deliver) to the person to whom such amounts would otherwise have been paid an original IRS Form 1099, IRS Form W-2, IRS Form 1042-S, or other applicable form evidence of such withholding to the extent required by applicable Law. CVR License Proceeds paid in respect of each Equity Award CVR shall be treated for all U.S. federal and applicable state and local income Tax purposes, as wages in the year in which the CVR License Proceeds are made (and not upon the receipt of such Equity Award CVR) unless otherwise required pursuant to a Final Determination. Payments in respect of Equity Award CVRs are intended to constitute payments within the “short-term deferral” period following the lapse of a “substantial risk of forfeiture” (as such terms are defined for purposes of Section 409A of the Code) or shall otherwise be paid in compliance with or under an alternative exemption from Section 409A of the Code. Without limiting the foregoing, the parties intend that each Equity Award CVR is exempt from or in compliance with Section 409A of the Code, and this Agreement shall be interpreted and administered in accordance therewith. None of the parties to this Agreement nor any of their employees, directors or representatives shall have any liability to a holder of Equity Award CVRs or other Person in respect of Section 409A of the Code.

(d) Any portion of any CVR Payment Amount delivered to the Rights Agent that remains undistributed to a Holder six (6) months after the date of the delivery of the Payment Notice will be delivered by the Rights Agent to Parent, upon demand, and any Holder will thereafter look only to Parent for payment of the applicable CVR Payment Amount, without interest, but such Holder will have no greater rights against Parent than those accorded to general unsecured creditors of Parent under applicable Law.

(e) Neither Parent nor the Rights Agent will be liable to any person in respect of any CVR Payment Amount delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. In addition to and not in limitation of any other indemnity obligation herein, Parent agrees to indemnify and hold harmless Rights Agent with respect to any liability, penalty, cost or expense Rights Agent may incur or be subject to in connection with transferring such property to Parent.

(f) Parent and the Rights Agent agree to treat the CVRs (other than the Equity Award CVRs) for all U.S. federal and applicable state, local and foreign income Tax purposes, (i) except to the extent treated as imputed interest, as additional consideration for, or in respect of, the Ordinary Shares; (ii) a “closed transaction” in which the fair market value of the CVRs is included in income in the taxable year of the Closing; and (iii) if and to the extent such amounts are paid to any person under this Agreement, a portion may be treated as interest to the extent required pursuant to Section 483 or Section 1274 of the Code and, in each case, none of the Parties will take any position to the contrary on any Tax Return, in each case, related to U.S. federal, and applicable state and local income Tax purposes, except as otherwise required by a Final Determination. Parent shall or shall cause the Rights Agent to report such imputed interest on the CVRs as required by applicable Law. The Rights Agent shall be responsible for information reporting required under applicable Law with respect to the CVRs, including reporting the fair market value of the CVRs upon the Holders’ receipt of such CVRs on Internal Revenue Service Form 1099-B, which fair market value shall be reasonably determined by Parent in good faith, and reporting any payments hereunder on Internal Revenue Service Form 1099-B or other applicable form to the extent required under applicable Law. The Rights Agent shall use commercially reasonable efforts to distribute to security depository agents, clearing houses and other similar parties a statement prepared by Parent for purposes of reporting the fair market value of the CVR to Holders of CVRs (other than Equity Award CVRs) that are subject to United States federal income taxes but for which the Rights Agent is not required by applicable Law to report such value on Internal Revenue Service Form 1099-B or other applicable form.

(g) The indemnification provided by this Section 2.5 shall survive the resignation, replacement or removal of the Rights Agent and the termination of this Agreement.

Section 2.6 No Voting, Dividends or Interest; No Equity or Ownership Interest in Parent.

(a) The CVRs will not have any voting or dividend rights, and interest will not accrue on any amounts payable on the CVRs to any Holder.

(b) The CVRs will not represent any interests in the capital of, or any equity or ownership interest in, Parent or in any constituent company to the Merger, or any of their respective subsidiaries (including the Surviving Company).

Section 2.7 Ability to Abandon CVR. A Holder may at any time, at such Holder’s option, abandon all of such Holder’s remaining rights in a CVR by transferring such CVR to Parent without consideration therefor. Nothing in this Agreement shall prohibit Parent or any of its Affiliates from offering to acquire or acquiring any CVRs for consideration from the Holders, in private transactions or otherwise, in its sole discretion. Any CVRs acquired by Parent or any of its Affiliates shall be automatically deemed extinguished and no longer outstanding for purposes of the definition of Acting Holders and Article V hereunder.

ARTICLE III

THE RIGHTS AGENT

Section 3.1 Certain Duties and Responsibilities.

(a) The Rights Agent will not have any liability for any actions taken or not taken in connection with this Agreement, except to the extent of its willful misconduct, bad faith or gross negligence. No provision of this Agreement will require the Rights Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or in the exercise of any of its rights or powers and in no event will the Rights Agent be liable for special, punitive, indirect, incidental or consequential loss or damages of any kind whatsoever, even if the Rights Agent has been advised of the likelihood of such loss or damages and regardless of the form of action.

(b) The Holders, acting by the written consent of the Acting Holders, may direct in writing the Rights Agent to act on behalf of the Holders in enforcing any of their rights hereunder. The Rights Agent shall be under no obligation to institute any action, suit or proceeding, or to take any other action likely to result in the incurrence of expenses by the Rights Agent; provided that, in the event that the Rights Agent elects to institute any action, suit or proceeding, or to take any other action directed by the Holders, the Acting Holders (on behalf of all Holders) shall furnish the Rights Agent with reasonable security and indemnity for any costs and expenses that may be incurred pursuant to an agreement in form and substance satisfactory to the Rights Agent and shall reimburse the Rights Agent for any such costs and expenses upon demand by the Rights Agent. All rights of action under this Agreement may be enforced by the Rights Agent and any action, suit or proceeding instituted by the Rights Agent shall be brought in its name as the Rights Agent and any recovery in connection therewith shall be for the proportionate benefit of all the Holders, as their respective rights or interests may appear. For the avoidance of doubt, the Rights Agent shall not be obligated to act on behalf of the Holders notwithstanding the Rights Agent’s receipt of a written direction from the Acting Holders in accordance with this clause (b).

Section 3.2 Certain Rights of Rights Agent. The Rights Agent undertakes to perform such duties and only such duties as are specifically set forth in this Agreement, and no implied covenants or obligations will be read into this Agreement against the Rights Agent. In addition:

(a) the Rights Agent may rely and will be protected and held harmless by Parent in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order or other paper or document believed by it to be genuine and to have been signed or presented by the proper party or parties;

(b) whenever the Rights Agent will deem it desirable that a matter be proved or established prior to taking, suffering or omitting any action hereunder, the Rights Agent may request and rely upon an Officer’s Certificate, and the Rights Agent shall, in the absence of bad faith, gross negligence or willful misconduct on its part, incur no liability and be held harmless by Parent for or in respect of any action taken, suffered or omitted to be taken by it under the provisions of this Agreement in reliance upon such Officer’s Certificate;

(c) the Rights Agent may engage and consult with counsel of its selection and the written advice of such counsel, or an opinion of such counsel will be full and complete authorization and protection to the Rights Agent and the Rights Agent shall be held harmless by Parent in respect of any action taken, suffered or omitted by it hereunder in good faith and in reliance thereon;

(d) the permissive rights of the Rights Agent to do things enumerated in this Agreement will not be construed as a duty;

(e) the Rights Agent will not be required to give any note or surety in respect of the execution of such powers or otherwise in respect of the premises;

(f) the Rights Agent shall not be liable for or by reason of, and shall be held harmless by Parent with respect to, any of the statements of fact or recitals contained in this Agreement or be required to verify the same, but all such statements and recitals are and shall be deemed to have been made by Parent only;

(g) the Rights Agent shall not be liable and shall be held harmless by Parent in respect of the validity of this Agreement and the execution and delivery hereof (except the due execution and delivery hereof by the Rights Agent and the enforceability of this Agreement against the Rights Agent assuming the due execution and delivery hereof by Parent), nor shall it be responsible for any breach by Parent of any covenant or condition contained in this Agreement;

(h) Parent agrees to indemnify Rights Agent for, and hold Rights Agent harmless against, any loss, liability, claim, demands, suits or expense arising out of or in connection with Rights Agent’s duties under this Agreement (other than personal property Taxes, corporate excise or privilege Taxes, property or license Taxes, Taxes relating to the Rights Agent’s personnel, and Taxes imposed on or measured by the Rights Agent’s gross revenues, net income and franchise or similar Taxes imposed on it (in lieu of net income Taxes)), including the costs and expenses of defending Rights Agent against any claims, charges, demands, suits or loss, unless such loss has been determined by a court of competent jurisdiction to be a result of Rights Agent’s gross negligence, bad faith or willful misconduct;

(i) Parent agrees (i) to pay the fees and expenses of the Rights Agent in connection with this Agreement as agreed upon in writing by the Rights Agent and Parent on or prior to the date hereof; and (ii) without limiting the foregoing (i), (1) to reimburse the Rights Agent for all Taxes and governmental charges, reasonable expenses and other charges of any kind and nature incurred by the Rights Agent in the execution of this Agreement (other than personal property Taxes, corporate excise or privilege Taxes, property or license Taxes, Taxes relating to the Rights Agent’s personnel, and Taxes imposed on or measured by the Rights Agent’s gross revenues, net income and franchise or similar Taxes imposed on it (in lieu of net income Taxes)); provided that if the Rights Agent determines in the absence of bad faith that it has received a refund of any Tax or governmental charge borne by Parent pursuant to this clause (1), the Rights Agent shall promptly repay such refund to Parent, and (2) to reimburse the Rights Agent for all reasonable and necessary documented out-of-pocket expenses paid or incurred by it in connection with the administration by the Rights Agent of its duties hereunder;

(j) No provision of this Agreement shall require the Rights Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or in the exercise of its rights if there shall be reasonable grounds for believing that repayment of such funds or adequate indemnification against such risk or liability is not reasonably assured to it; and

(k) No Holder shall be obliged to indemnify the Rights Agent for any services or actions under this Agreement and the Rights Agent shall not be entitled to deduct any sums from a CVR Payment Amount in any circumstance except as provided in Section 2.5(b).

Section 3.3 Resignation and Removal; Appointment of Successor.

(a) Rights Agent may resign at any time by giving written notice thereof to Parent specifying a date when such resignation will take effect, which notice will be sent at least sixty (60) days prior to the date so specified but in no event will such resignation become effective until a successor Rights Agent has been appointed. Parent has the right to remove Rights Agent at any time by a Parent Board Resolution specifying a date when such removal will take effect, but no such removal will become effective until a successor Rights Agent has been appointed. Notice of such removal will be given by Parent to Rights Agent, which notice will be sent at least sixty (60) days prior to the date so specified. The Acting Holders have the right to remove the Rights Agent at any time by specifying a date when such removal shall take effect, but no such removal will become effective until a successor Rights Agent has been appointed. Notice of such removal will be given by the Acting Holders to Rights Agent, which notice will be sent at least sixty (60) days prior to the date so specified.

(b) If the Rights Agent provides notice of its intent to resign, is removed pursuant to Section 3.3(a) or becomes incapable of acting, Parent, by a Parent Board Resolution, will as soon as is reasonably possible appoint a qualified successor Rights Agent who, unless otherwise consented to in writing by the Acting Holders, shall be a stock transfer agent of national reputation or the corporate trust department of a commercial bank. The Rights Agent will cooperate with Parent and any successor Rights agent as reasonably requested in connection with the transition of the duties and responsibilities of the Rights Agent to the successor Rights Agent, including transferring the CVR Register to the successor Rights Agent. The successor Rights Agent so appointed will, forthwith upon its acceptance of such appointment in accordance with Section 3.4, become the successor Rights Agent.

(c) Parent will give notice of each resignation and each removal of a Rights Agent and each appointment of a successor Rights Agent by mailing written notice of such event by first-class mail to the Holders as their names and addresses appear in the CVR Register. Each notice will include the name and address of the successor Rights Agent. If Parent fails to send such notice within ten (10) days after acceptance of appointment by a successor Rights Agent in accordance with Section 3.4, the successor Rights Agent will cause the notice to be mailed at the expense of Parent.

Section 3.4 Acceptance of Appointment by Successor. Every successor Rights Agent appointed pursuant to Section 3.3(b) hereunder will execute, acknowledge and deliver to Parent and to the retiring Rights Agent an instrument accepting such appointment and a counterpart of this Agreement, and thereupon such successor Rights Agent, without any further act, deed or conveyance, will become vested with all the rights, powers, trusts and duties of the retiring Rights Agent. On request of Parent or the successor Rights Agent, the retiring Rights Agent will execute and deliver an instrument transferring to the successor Rights Agent all the rights, powers and trusts of the retiring Rights Agent.

ARTICLE IV

COVENANTS

Section 4.1 List of Holders.

(a) Parent will furnish or cause to be furnished to the Rights Agent in such form as Parent receives from the Company’s transfer agent (or other agent performing similar services for the Company), the names and addresses of the Holders promptly after the Closing Date and in any event within thirty (30) days from the Closing Date and such other information as the Rights Agent may reasonably determine to be necessary to carry out its obligations under this Agreement. The Rights Agent will reflect such names and addresses on the CVR Register and confirm the write up of the CVR Register to Parent promptly thereafter and, in any event, within two (2) Business Days of the receipt of such names and addresses from Parent or the Company’s transfer agent, as the case may be.

(b) Within five (5) Business Days after receipt by the Rights Agent of a written request by any three (3) or more Holders stating such Holders’ desire to communicate with other Holders with respect to their rights under this Agreement, and accompanied by a form of proxy or other communication which the requesting Holders propose to transmit, the Rights Agent shall elect to either (i) deliver to such requesting Holders all information in the possession or control of the Rights Agent as to the names and addresses of all Holders, or (ii) inform such requesting Holders of the approximate number of Holders and the approximate cost of mailing to all Holders the form of proxy or other communication, if any, specified in such written request. In the event the Rights Agent elects to provide the information specified in Section 4.1(b)(ii), the Rights Agent shall, upon the written request of the requesting Holders, mail or otherwise transmit to all Holders copies of the applicable form of proxy or other communication within ten (10) Business Days after the requesting Holders have provided to the Rights Agent the material to be mailed and payment, or provision for the payment, of the reasonable expenses of such mailing.

Section 4.2 Payment of CVR Payment Amounts. Only if (a) a CVR Product License has been executed by Parent or its Affiliates (including the Surviving Company) on or prior to the License Expiration Date, in any calendar quarter when Parent or any of its Affiliates is actually paid any License Proceeds, (b) the First Commercial Sale Milestone occurs on or prior to the License Expiration Date or (c) there are Net Sales of any CVR during a calendar quarter during the Royalty Term, Parent shall, on or before the CVR Payment Date with respect to such License Proceeds, the First Commercial Sale Milestone Payment or Royalties (as applicable), deposit with the Rights Agent, for payment to the Holders in accordance with Section 2.5, the aggregate amount necessary to pay the CVR Payment Amount for such calendar quarter to each of the Holders in accordance with this Agreement (not including amounts payable in respect of Equity Award CVRs). Notwithstanding anything to the contrary in this Agreement, once Parent has deposited the CVR Payment Amount in full with respect to the applicable License Proceeds, the First Commercial Sale Milestone Payment, or Royalties (as applicable) no further payments will be due with respect to such License Proceeds, the First Commercial Sale Milestone Payment or Net Sales (as applicable).

Section 4.3 Parent Actions.

(a) Without the prior written consent of Holders of not less than sixty-six percent (66%) of the then-outstanding CVRs, neither Parent nor any of its Affiliates shall amend, restate, supplement, terminate, waive any right under or otherwise modify the RP Agreement or the CVR Product License, in each case, in a manner that results, or would reasonably be expected to result, in a material reduction in License Proceeds actually due to Parent or its Affiliates (each, a “Material Amendment”). Nothing in the foregoing will prevent Parent or its Affiliates from amending or restating the CVR Product License to the extent necessary to settle disputes or to comply with applicable Law.

(b) Parent shall promptly provide the Rights Agent with written notice if any CVR Product License is entered and without limiting the foregoing, in the event of any Material Amendment, and in each case, shall provide a copy of any agreement with respect thereto to the Rights Agent. The Rights Agent will promptly, and in any event, within ten (10) Business Days of receipt of any CVR Product License or Material Amendment, send each Holder at its registered address a copy thereof.

Section 4.4 CVR Product Licenses. Parent shall, and shall cause its Affiliates, to promptly provide the Rights Agent written notice in the event that the CVR Product License expires or otherwise terminates.

Section 4.5 Books and Records. Parent shall, and shall cause its Affiliates (including the Surviving Company) to, keep true, complete and accurate records in sufficient detail to enable the Holders, and their consultants and professional advisors (including the Independent Accountant) to confirm the accuracy of the CVR Payment Amounts payable under this Agreement (including the corresponding Net Sales and License Proceeds (as applicable) reported by Parent).

Section 4.6 Audits.

(a) In the event that the Acting Holders reasonably believe that CVR License Proceeds or Royalties should have been paid, upon the written request of the Acting Holders provided to Parent no later than forty-five (45) days in advance, Parent shall permit, and shall cause its subsidiaries (including the Surviving Company) to permit, an independent certified public accounting firm of nationally recognized standing designated by the Acting Holders (the “Independent Accountant”) to have access during normal business hours and using reasonable efforts to avoid disruption to Parent of its Affiliates business, to those books and records of Parent or its Affiliates (including the Surviving Company) as may be reasonably necessary to verify the accuracy of the CVR Payment Amounts payable under this Agreement, including all documents and materials (whether written, electronic or otherwise) reasonably requested by such Independent Accountant in connection with the foregoing (such materials, the “CVR Verification Materials”). Parent shall, and shall cause its Affiliates (including the Surviving Company) to, reasonably cooperate with each such audit, including by furnishing the Independent Accountant with such CVR Verification Materials as the Independent Accountant may reasonably request. Audits conducted pursuant to this Section 4.6 shall be conducted no more than once per year unless the Acting Holders has a good faith reason to believe that the Parent or its Affiliates failed to comply with its obligations hereunder. The Independent Accountant shall prepare a written report based on each such audit, a copy of which shall be sent or otherwise provided to Parent at the same time that it is sent or otherwise provided to the Acting Holders, and such report shall contain the conclusions of the Independent Accountant with respect to the accuracy of the License Proceeds, CVR License Proceeds, Net Sales, Royalties and CVR Payment Amounts, and the accuracy and completeness of the applicable CVR Verification Materials, together with the details that support such findings. The opinion of the Independent Accountant shall be binding on Parent and the Acting Holders, other than in the case of fraud or manifest error.

(b) If the Independent Accountant concludes CVR License Proceeds or Royalties were owed to the Holders during the applicable calendar year, and such CVR License Proceeds or Royalties were not paid to the Holders in accordance with the terms hereof, Parent shall pay, in cash (notwithstanding anything to the contrary herein), to the Rights Agent (for further distribution to the Holders) or to each Holder the applicable CVR License Proceeds or Royalties (as applicable), plus interest on such CVR License Proceeds at three (3) percentage points above the “prime rate” of interest as published in the Money Rates section of the Wall Street Journal (or successor thereto) calculated from when the CVR License Proceeds or Royalties should have been paid (if Parent had given notice of the CVR License Proceeds or Royalties following its actual achievement, as determined by the Independent Accountant, at the time required pursuant to the terms of this Agreement, as applicable, to the date of actual payment (such amount including interest being the “CVR Shortfall”). The CVR Shortfall shall be paid by Parent within ten (10) days of the date the Independent Accountant delivers to Parent and the Acting Holders the Independent Accountant’s written report (as described in Section 4.6(a)). The decision of the Independent Accountant shall be final, conclusive and binding on Parent and the Holders, shall be non-appealable and shall not be subject to further review.

ARTICLE V

AMENDMENTS

Section 5.1 Amendments without Consent of Holders.

(a) Without the consent of any Holders or the Rights Agent, Parent and the Rights Agent, at any time and from time to time, may enter into one or more amendments hereto, to evidence the succession of another Person to Parent and the assumption by any such successor of the covenants of Parent herein as provided in, and subject to, Section 6.3.

(b) Without the consent of any Holders, Parent, at any time and from time to time, may enter into one or more amendments hereto, for any of the following purposes:

(i) to evidence the succession of another Person as a successor Rights Agent and the assumption by any such successor of the covenants and obligations of the Rights Agent herein pursuant to Section 3.3;

(ii) to evidence the succession of another Person as the successor Rights Agent and the assumption by any such successor of the covenants and obligations of the Rights Agent herein in accordance with Sections 3.3 and 3.4;

(iii) to add to the covenants of Parent such further covenants, restrictions, conditions or provisions as Parent and the Rights Agent will consider to be for the protection of the Holders; provided that, in each case, such provisions do not adversely affect the interests of the Holders;

(iv) to cure any ambiguity, to correct or supplement any provision herein that may be defective or inconsistent with any other provision herein, or to make any other provisions with respect to matters or questions arising under this Agreement; provided that, in each case, such provisions do not adversely affect the interests of the Holders;

(v) as may be necessary or appropriate to ensure that the CVRs are not subject to registration under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder; provided that, in each case, such provisions do not adversely affect the interests of the Holders; or

(vi) any other amendments hereto for the purpose of adding, eliminating or changing any provisions of this Agreement; provided that such addition, elimination or change does not adversely affect the interests of the Holders.

(c) Promptly after the execution by Parent and the Rights Agent of any amendment pursuant to the provisions of this Section 5.1, Parent will mail (or cause the Rights Agent to mail) a notice thereof by first class mail to the Holders at their addresses as they appear on the CVR Register, setting forth such amendment.

Section 5.2 Amendments with Consent of Holders.

(a) Subject to Section 5.1 (which amendments pursuant to Section 5.1 may be made without the consent of the Holders), with the consent of the Acting Holders, whether evidenced in writing or taken at a meeting of the Holders, Parent, when authorized by a Parent Board Resolution, and the Rights Agent may enter into one or more amendments hereto for the purpose of adding, eliminating or changing any provisions of this Agreement, even if such addition, elimination or change is materially adverse to the interest of the Holders; provided, however, that no such amendment shall, without the consent of the Holders of not less than sixty-six percent (66%) of the outstanding CVRs:

(i) modify in a manner adverse to the Holders (A) any provision contained herein with respect to the termination of this Agreement or the CVRs, (B) the time for, or amount of, any payment to be made to the Holders pursuant to this Agreement, or (C) the definition of CVR License Proceeds, CVR Product, CVR Product License, First Commercial Sale, First Commercial Sale Milestone, First Commercial Sale Milestone Payment, CVR Payment Amount, Net Sales, Royalty Term or Royalties;

(ii) reduce the number of CVRs; or

(iii) modify any provisions of this Section 5.2, except to increase the percentage of Holders from whom consent is required or to provide that certain provisions of this Agreement cannot be modified or waived without the consent of the Holder of each outstanding CVR affected thereby.

No amendment pursuant to this Section 5.2 shall adversely affect the interest of a Holder (in its capacity as a Holder) relative to the interests of all other Holders, without the prior written consent of the affected Holder.

(b) Promptly after the execution by Parent and the Rights Agent of any amendment pursuant to the provisions of this Section 5.2, Parent will mail (or cause the Rights Agent to mail) a notice thereof by first class mail to the Holders at their addresses as they appear on the CVR Register, setting forth such amendment.

Section 5.3 Execution of Amendments. In executing any amendment permitted by this Article V, the Rights Agent will be entitled to receive, and will be fully protected in relying upon, an opinion of counsel selected by Parent stating that the execution of such amendment is authorized or permitted by this Agreement. The Rights Agent may, but is not obligated to, enter into any such amendment that affects the Rights Agent’s own rights, privileges, covenants or duties under this Agreement or otherwise. Any purported amendment to this Agreement not made in accordance with this Article V shall be void ab initio and be of no force or effect.

Section 5.4 Effect of Amendments. Upon the execution of any amendment under this Article V, this Agreement will be modified in accordance therewith, such amendment will form a part of this Agreement for all purposes and every Holder will be bound thereby.

ARTICLE VI

OTHER PROVISIONS OF GENERAL APPLICATION

Section 6.1 Notices to Rights Agent and Parent. Any notice or other communication required or permitted hereunder shall be in writing and shall be deemed given when delivered in person, by overnight courier, by facsimile transmission (with receipt confirmed by telephone or by automatic transmission report) or by electronic mail, or two (2) Business Days after being sent by registered or certified mail (postage prepaid, return receipt requested), as follows:

If to the Rights Agent, to it at:

[    ]

With a copy to:

[    ]

If to Parent, to it at:

Zymeworks Inc.

114 East 4th Avenue, Suite 800

Vancouver, BC, Canada V5T 1G4

Attention:	Scott Platshon

Kristin Stafford

Paul Schneider

Email:	[***]

[***]

[***]

with a copy to:

Kirkland & Ellis LLP

200 Clarendon Street

Boston, MA 02116

Attention:	Graham Robinson

Rachael G. Coffey

Dan Li

Email:	graham.robinson@kirkland.com

rachael.coffey@kirkland.com

dan.li@kirkland.com

The Rights Agent or Parent may specify a different address or facsimile number by giving notice in accordance with this Section 6.1.

Section 6.2 Notice to Holders. Where this Agreement provides for notice to Holders, such notice will be sufficiently given (unless otherwise herein expressly provided) if in writing and mailed, first-class postage prepaid, to each Holder affected by such event, at the Holder’s address as it appears in the CVR Register, not later than the latest date, and not earlier than the earliest date, if any, prescribed for the giving of such notice. In any case where notice to Holders is given by mail, neither the failure to mail such notice, nor any defect in any notice so mailed, to any particular Holder will affect the sufficiency of such notice with respect to other Holders.

Section 6.3 Parent Successors and Assigns; Change of Control. Parent may assign, in its sole discretion and without the consent of any other party, any or all of its rights, interests and obligations hereunder to one or more Affiliate(s) of Parent or to any purchaser or exclusive licensee of all or substantially all rights to the CVR Product, including in connection with a Change of Control of Parent (each, an “Assignee”); provided that the Assignee agrees to assume and be bound by all of the terms of this Agreement. Any such Assignee may thereafter assign, in its sole discretion and without the consent of any other party, any or all of its rights, interests and obligations hereunder to one or more additional Assignees in compliance with this Section 6.3. This Agreement will be binding upon, inure to the benefit of and be enforceable by and against each Assignee, and this Agreement shall not restrict Parent’s or any of its Affiliates’ or Assignee’s ability to merge or consolidate, subject to compliance with this Section 6.3 to the extent there is an applicable assignment in connection with such merger or consolidation. Each of Parent’s non-Affiliate Assignees shall expressly assume by an instrument supplemental hereto, executed and delivered to the Rights Agent, the due and punctual payment of the CVRs and the due and punctual performance and observance of all of the covenants and obligations of this Agreement to be performed or observed by Parent. Any attempted assignment of this Agreement or any transfer of its rights in violation of this Section 6.3 shall be void and of no effect.

Section 6.4 Benefits of Agreement. Nothing in this Agreement, express or implied, will give to any Person (other than the Rights Agent, Parent, Parent’s successors and Assignees, the Holders and the Holders’ successors and assigns pursuant to a Permitted Transfer) any benefit or any legal or equitable right, remedy or claim under this Agreement or under any covenant or provision herein contained, all such covenants and provisions being for the sole benefit of the foregoing. The rights of Holders and their successors and assigns pursuant to Permitted

Transfers are limited to those expressly provided in this Agreement and the Merger Agreement. Notwithstanding anything to the contrary contained herein, any Holder or Holder’s successor or assign pursuant to a Permitted Transfer may agree to renounce, in whole or in part, its rights under this Agreement by written notice to the Rights Agent and Parent, which notice, if given, shall be irrevocable.

Section 6.5 Governing Law.

(a) This Agreement, the CVRs and all actions arising under or in connection therewith shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof.

(b) Each of the parties (i) irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware or, to the extent such court does not have subject matter jurisdiction, the Superior Court of the State of Delaware or the United States District Court for the District of Delaware, (ii) agrees that all claims in respect of such action or proceeding shall be heard and determined exclusively in accordance with Section 6.5(b)(i), (iii) waives any objection to laying venue in any such action or proceeding in such courts, (iv) waives any objection that such courts are an inconvenient forum or do not have jurisdiction over any party and (v) agrees that service of process in English upon such Party in any such action or proceeding shall be effective if notice is given in accordance with Section 6.1. Each of the parties irrevocably agrees that, subject to any available appeal rights, any decision, order, or judgment issued by such above named courts shall be binding and enforceable, and irrevocably agrees to abide by any such decision, order, or judgment.

(c) EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION ARISING OUT OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

Section 6.6 Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree shall remain in full force and effect to the extent not held invalid or unenforceable. The parties further agree to replace such invalid or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable provision.

Section 6.7 Counterparts and Signature. This Agreement may be executed in two or more counterparts (including by facsimile or by an electronic scan delivered by electronic mail), each of which shall be deemed an original but all of which together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties hereto and delivered to the other party, it being understood that the parties need not sign the same counterpart.

Section 6.8 Termination. This Agreement will terminate and be of no force or effect, the parties hereto will have no liability hereunder (other than with respect to monies due and owing by Parent to the Rights Agent prior to the effectiveness of such termination), and no payments will be required to be made, upon the earlier to occur of (a) the License Expiration Date, if no CVR Product License has been executed, and the First Commercial Sale Milestone has not occurred, as of or prior to such date and (b) the expiration or termination of all CVR Product Licenses executed as of or prior to the License Expiration Date. No termination shall affect the Holders’ rights to any payment accrued prior to the effective date of such termination.

Section 6.9 Force Majeure. Notwithstanding anything to the contrary contained herein, none of the Rights Agent, Parent or any of its Subsidiaries will be liable for any delays or failures in performance resulting from acts beyond its reasonable control including acts of God, pandemics, epidemics, terrorist acts, labor disputes or strikes (other than with respect to the affected party and its Affiliates), war or civil unrest, it being understood that such parties shall use commercially reasonable efforts to resume performance as soon as reasonably practicable under the circumstances.

Section 6.10 Confidentiality. The Rights Agent and Parent agree that all books, records, information and data pertaining to the business of the other party that are exchanged or received pursuant to the negotiation or the carrying out of this Agreement, including the amount and terms of fees for services, any CVR Product License (or amendment thereto) or the RP Agreement (or amendment thereto), shall remain confidential and shall be used solely to perform their respective obligations under this Agreement, and shall not be voluntarily disclosed to any other Person, except as may be required by applicable Law. However, each party may disclose relevant aspects of the other party’s confidential information to its officers, Affiliates, agents, subcontractors and employees to the extent reasonably necessary and to be used solely to perform its duties and obligations under this Agreement if such disclosure is not prohibited by applicable Law.

Section 6.11 Entire Agreement. This Agreement and the Merger Agreement (including the schedules, annexes and exhibits thereto and the documents and instruments referred to therein) contain the entire understanding of the parties hereto and thereto with reference to the transactions and matters contemplated hereby and thereby and supersedes all prior agreements, written or oral, among the parties with respect hereto and thereto. If and to the extent that any provision of this Agreement is inconsistent or conflicts with the Merger Agreement, this Agreement will govern and be controlling with respect to the CVRs.

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IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its duly authorized officers as of the day and year first above written.

ZYMEWORKS INC.

By:
Name:
Title:

[RIGHTS AGENT]

By:
Name:
Title: